Exhibit 5.1

A&L Goodbody LLP	Dublin
3 Dublin Landings	Belfast
North Wall Quay, Dublin 1	London
D01 C4E0	New York
T: +353 1 649 2000	San Francisco
DX: 29 Dublin | www.algoodbody.com

Date	17 September 2024

Our ref	PMM 01433617

Your ref

Perrigo Company plc,

The Sharp Building,

Hogan Place

Dublin 2,

Ireland.

Perrigo Finance Unlimited Company (the Issuer) - issue of US$ 715,000,000 6.125% Senior Notes due 2032 and €350,000,000 5.375% Senior Notes due 2032 (the Notes), fully and unconditionally guaranteed by Perrigo Company plc (the Parent Guarantor)

Dear Sirs

We have acted as solicitors in Ireland to the Parent Guarantor and to the Issuer in connection with the issue of the Notes by the Issuer, which Notes are fully and unconditionally guaranteed by the Parent Guarantor on an unsecured basis.

Documents examined

1	For the purpose of giving this Opinion we have examined:

1.1

copies of a shelf registration statement on Form S-3 dated 9 September 2024 (the Registration Statement) filed with the United States Securities and Exchange Commission (the SEC), and the prospectus supplement dated 9 September 2024 relating to the Notes (the Prospectus Supplement);

1.2	the underwriting agreement dated 16 June 2020 relating to the Notes made between the Issuer, the Parent Guarantor, and the Underwriters (the Underwriting Agreement);

1.3	the indenture dated as of 2 December 2014 relating to the Notes made between the Issuer, the Parent Guarantor and Wells Fargo Bank, National Association (as Trustee) (the Base Indenture);

1.4	supplemental indenture no. 6 dated as of 17 September 2024 relating to the Notes made between the Issuer, the Parent Guarantor and the Trustee (the Dollar Supplemental Indenture);

1.5

supplemental indenture no. 7 dated as of 17 September 2024 relating to the Notes made between the Issuer, the Parent Guarantor. the Trustee and Elavon Financial Services DAC, as the paying agent (the Euro Supplemental Indenture and together with the Dollar Supplemental Indenture and Base Indenture, the Indenture);

1.6	the forms of certificates representing the Notes dated 17 September 2024 (the Notes Certificates);

CE Gill • JG Grennan • PD White • VJ Power • SM Doggett • M Sherlock • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • D Widger • C Christle • S Ó Cróinin • DR Baxter A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin J Williams • A O’Beirne • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O’Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • K O’Shaughnessy • S O’Connor SE Murphy • D Nangle • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O’Driscoll • B O’Malley • C Bollard M Daly • D Geraghty • LC Kennedy • E Mulhern • MJ Ellis • D Griffin • D McElroy • C Culleton • B Nic Suibhne • S Quinlivan • J Rattigan • K Mulhern • A Muldowney • L Dunne A Burke • C Bergin • P Fogarty

Consultants: Professor JCW Wylie • MA Greene • AV Fanagan • PM Law • SW Haughey • PV Maher • KP Allen

1.7	a certificate of the Parent Guarantor dated 17 September 2024 attaching:

1.7.1

copies of the certificate of incorporation, certificate of incorporation on change of name, certificate of incorporation on re-registration as a public limited company and the memorandum and articles of association of the Parent Guarantor;

1.7.2	a copy of the resolutions passed by the board of directors of the Parent Guarantor on 1 August 2024; and

1.7.3	a list of persons authorised to execute the Agreements (as defined below) on behalf of the Parent Guarantor;

1.8	a certificate of the Issuer dated 17 September 2024 attaching:

1.8.1

copies of the certificate of incorporation, certificate of incorporation on change of name, certificate of incorporation on re-registration as a public unlimited company and the constitution of the Issuer;

1.8.2	a copy of the unanimous written resolutions passed by the board of directors of the Issuer 9 September 2024; and

1.8.3	a list of persons authorised to execute the Agreements (as defined below) on behalf of the Issuer;

1.9	a certificate of each Irish company listed in Schedule 1 to this opinion (each an Irish Subsidiary and together the Irish Subsidiaries) dated 17 September 2024 attaching:

1.9.1

copies of the certificate of incorporation, certificate of incorporation on change of name, certificate of incorporation on re-registration as a public unlimited company and the constitution of the Irish Subsidiaries;

1.9.2	a copy of the unanimous written resolutions passed by the board of directors of the Irish Subsidiaries 9 September 2024; and

1.9.3	a list of persons authorised to execute the Agreements (as defined below) on behalf of the Irish Subsidiaries;

1.10	such other documents we regard as necessary or desirable for the purpose of giving this Opinion.

BASIS OF OPINION

2

2.1	In this Opinion

1.	the Agreements means the Underwriting Agreement, the Indenture and the Notes Certificates; and

2.	the Irish Parties means the Parent Guarantor, the Issuer and the Irish Subsidiaries.

2.2	Terms and expressions which are defined in the Prospectus Supplement or in the Agreements have the same respective meanings where used in this Opinion.

2.3

This Opinion is confined to matters of Irish law as applied by the courts of Ireland as at the date hereof and is given on the basis that it shall be governed by and construed in accordance with Irish law without reference to the provision of other laws imported by private international law. We have made no investigation of, and express no opinion as to, the laws of any other jurisdiction.

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2.4	This Opinion is limited strictly to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

Assumptions:

3

For the purpose of issuing this Opinion we have made the following assumptions without any responsibility on our part if any assumption proves to have been untrue as we have not independently verified any assumption:

3.1	that under the laws of the State of New York the form and terms and conditions of the Notes and the provisions of the Agreements are valid and binding on the parties to be bound thereby;

3.2	the authenticity of all documents submitted to us as originals;

3.3

the completeness and conformity to the originals of all copy letters, resolutions, documents, certificates, permissions, minutes, licences, authorisations and all other copy documents of any kind furnished to us;

3.4	the genuineness of all signatures and seals upon original documents;

3.5	the accuracy and completeness of all information appearing on public records which we have examined for the purpose of this Opinion;

3.6

that the certified copies produced to us of minutes of meetings (or extracts thereof) and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record, and that all meetings referred to in such copies were duly convened and held, that those present at any such meetings acted bona fide throughout, that all resolutions set out in such copies were duly passed and that no further resolutions have been passed or corporate or other actions taken which would or might alter the effectiveness thereof;

3.7	that the Agreements have each been executed and delivered by each of the parties thereto (other than the Irish Parties) in the respective forms examined by us;

3.8

the due authorisation, execution and delivery of the Agreements by each of the parties thereto (other than the Irish Parties) and that the performance thereof is within the capacity and power of each of the parties thereto (other than the Irish Parties);

3.9	the absence of any other arrangements between any of the parties to the Agreements which modify or supersede any of the terms of the Agreements;

3.10

that each of the Underwriters to the extent its activities in relation to the Notes would constitute operating in Ireland as an investment firm (within the meaning of the European Union (Markets in Financial Instruments) Regulations, 2017 (as amended) (the MIFID II Regulations) is acting under and within the terms of an authorisation to do so, which authorisation has been given by the competent authority under the MIFID II Regulations or by a competent authority, for the purpose of Directive 2014/65/EU of the European Parliament and of the Council, of another Member State, or is exempt from the requirement to have such authorisation;

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3.11

that any offer of Notes in the European Economic Area will only be made in circumstances which do not require the publication of a prospectus pursuant to Regulation (EU) 2017/1129 of the European Parliament and of the Council (the Prospectus Regulation);

3.12

that any course of conduct engaged in, or any act done either in Ireland or abroad by any person for the purpose of stabilising the price of the Notes will be, or has been, engaged in or done in conformity with Part 23, Chapter 2 of the Companies Act 2014 (as amended) of Ireland (the Companies Act), the European Union (Market Abuse) Regulations 2016 and any rules issued under Section 1370 of the Companies Act by the Central Bank of Ireland;

3.13	that on each interest payment date book entry interests in the Notes will be held in DTC;

3.14	that each of the parties to the Agreements (other than the Irish Parties) are able lawfully to enter into such agreement or deed;

3.15	that the Notes will have been duly prepared and completed in accordance with the provisions and arrangements contained or described in the Prospectus Supplement and the Indenture;

3.16	that no payment of interest on the Notes will be made through or by a paying agent in Ireland;

3.17

that the Irish Parties will not, by their entry into the Agreements and the performance of the transactions contemplated thereby, be giving financial assistance for the purposes of section 82 of the Companies Act; and

3.18	that the Irish Parties have entered into the Indenture in good faith, for legitimate business purposes, for good consideration and that they will derive a commercial benefit therefrom.

OPINION

4	Subject to the assumptions set out at 3 above, and the qualifications set out at 5 below, we are of the opinion that:

The Parent Guarantor

4.1

the Parent Guarantor is duly incorporated under the laws of Ireland as a public company with limited liability, is subject to suit in its own name, and has full power and capacity to give the Guarantee as set out in the Indenture, to execute and deliver the Agreements, to undertake and perform its obligations thereunder, and has all necessary corporate capacity to carry on its business as described in the Preliminary Prospectus Supplement and the Prospectus Supplement;

4.2

based only upon searches carried out at the Companies Registration Office in Dublin and at the Central Office of the High Court in Ireland in each case on 16 September 2024, no order has been made or resolution passed for the winding up of, or the appointment of an examiner to, the Parent Guarantor and no notice of the appointment of any receiver or liquidator to the Parent Guarantor has been filed;

4.3

the Agreements have each been duly authorised, executed and delivered by the Parent Guarantor and the obligations of the Parent Guarantor therein are valid and legally binding on, and are in a form capable of enforcement against the Parent Guarantor under the laws of Ireland in the courts of Ireland in accordance with their respective terms;

4.4

all actions necessary under the laws of Ireland have been duly taken by or on behalf of the Parent Guarantor and all authorisations and approvals necessary under the laws of Ireland have been duly obtained for the authorisation, execution and delivery by the Parent Guarantor of the Agreements and the performance by the Parent Guarantor of its obligations thereunder;

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4.5

the execution and delivery of the Agreements by the Parent Guarantor and the performance by the Parent Guarantor of its obligations thereunder will not result in any violation of Irish law or the memorandum and articles of association or the certificate of incorporation of the Parent Guarantor and will not contravene or constitute a default under any statute, regulation, rule, order or judgement of any governmental authority of Ireland by which the Parent Guarantor is bound;

Issuer

4.6

The Issuer is duly incorporated under the laws of Ireland as a public unlimited company, subject to suit in its own name, and has full power and capacity to issue the Notes as set out in the Indenture, to execute and deliver the Agreements, to undertake and perform its obligations thereunder and to carry on its business as described in the Preliminary Prospectus Supplement and the Prospectus Supplement;

4.7

based only upon searches carried out at the Companies Registration Office in Dublin and at the Central Office of the High Court in Ireland in each case on 16 September 2024, no order has been made or resolution passed for the winding up of, or the appointment of an examiner to, the Issuer and no notice of the appointment of any receiver or liquidator to the Issuer has been filed;

4.8

the Agreements have each been duly authorised, executed and delivered by the Issuer and the obligations of the Issuer therein are valid and legally binding on, and are in a form capable of enforcement against the Issuer under the laws of Ireland in the courts of Ireland in accordance with their respective terms;

4.9

all actions necessary under the laws of Ireland have been duly taken by or on behalf of the Issuer and all authorisations and approvals necessary under the laws of Ireland have been duly obtained for the authorisation, execution and delivery by the Issuer of the Agreements and the performance by the Issuer of its obligations thereunder and the issue of the Notes by the Issuer; and

4.10

the issue of the Notes by the Issuer, the execution and delivery of the Agreements by the Issuer and the performance by the Issuer of its obligations thereunder will not result in any violation of Irish law, the constitution of the Issuer or the certificate of incorporation of the Issuer, the certificate of incorporation on the change of name of the Issuer or the certificate of incorporation on re-registration of the Issuer as a public unlimited company and will not contravene or constitute a default under any statute, regulation, rule, order or judgement of any governmental authority of Ireland by which the Issuer is bound.

QUALIFICATIONS

5	The Opinions expressed at 4 above are subject to the following qualifications:

5.1

the term “enforceable” as used above means that the obligations assumed by the Issuer or the Parent Guarantor are of a type which the courts of Ireland enforce. It does not mean or imply that those obligations will necessarily be enforced in all circumstances or that any particular remedy will be available. In particular:

5.1.1

enforcement may be limited by laws from time to time relating to bankruptcy, insolvency, liquidation, examinership, receivership, preferential creditors, limitations of actions and laws of general application relating to or affecting the rights of creditors;

5.1.2

where obligations of the Issuer or the Parent Guarantor are to be performed in a jurisdiction outside Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal under the laws of that jurisdiction;

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5.1.3	claims in respect of Notes or the Guarantee may be or become the subject of set-off or counterclaim;

5.1.4

enforcement may be limited by general principles of equity - for example specific performance or other equitable remedies are a discretion and may not be available where damages are considered by the courts to be an adequate remedy;

5.1.5

claims may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes whether by an originating action in Ireland or by an action to enforce a final judgement given by a United States or State Court in the State of New York or County of New York; and

5.1.6	enforcement may also be limited as a result of:

(1)	the provision of Irish law applicable to contracts held to have become frustrated by events happening after their execution, or

(2)	any breach of the terms of an agreement by the parties seeking to enforce the same;

5.2

a determination, description, calculation, opinion or certificate of any party under the Agreements as to any matter provided for in the Agreements might be held by the courts of Ireland not to be final, conclusive or binding if it could be shown to have been made on an unreasonable, incorrect or arbitrary basis or not to have been made in good faith;

5.3	the courts of Ireland may refuse to award legal expenses or costs in respect of any action before them where application for the same is made on the basis of any indemnity contained in the Agreements;

5.4	any currency indemnity contained in the Agreements may not be enforceable;

5.5

any transfer of, or payment in respect of a Note or Agreement involving any country or person which is currently the subject of an order made by the Minister for Finance of Ireland restricting financial transfers pursuant to the Financial Transfers Act, 1992 and/or Section 42 of the Criminal Justice (Terrorist Offences) Act, 2005 and any transfer of, or payment in respect of, a Note or Agreement involving the government of any country which is currently the subject of United Nations sanctions, any person or body resident in, incorporated in or constituted under the laws of any such country or exercising public functions in any such country or any person or body controlled by any of the foregoing may be subject to restrictions pursuant to such sanctions as implemented in Irish law; and

5.6	we express no opinion as to matters of tax or on the contractual terms of the Agreements other than by reference to the legal character thereof.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the current report on Form 8-K filed by the Parent Guarantor on the date hereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody LLP

M-50032037-3

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SCHEDULE 1

IRISH SUBSIDIARIES

Entity

1.	Chefaro Ireland Designated Activity Company

2.	Omega Teknika Designated Activity Company

3.	Perrigo Corporation Designated Activity Company

4.	Perrigo Holdings Unlimited Company

5.	Perrigo International Finance Designated Activity Company

6.	Perrigo Ireland 1 Designated Activity Company

7.	Perrigo Ireland 10 Unlimited Company

8.	Perrigo Supply Chain International Designated Activity Company

9.	Perrigo Ireland 13 Designated Activity Company

10.	Perrigo Ireland 4 Unlimited Company

11.	Perrigo Ireland 5 Unlimited Company

12.	Perrigo Ireland 6 Unlimited Company

13.	Perrigo Ireland 9 Unlimited Company

14.	Perrigo Pharma International Designated Activity Company

15.	Perrigo Science One Designated Activity Company

16.	Perrigo Ireland 2 Designated Activity Company

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